UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     October 6, 2008
(Date of earliest event reported)

Hercules Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

     Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

(302) 594-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

     On October 6, 2008, the European Commission approved, without conditions, the merger of Hercules Incorporated with a wholly owned subsidiary of Ashland Inc. This follows the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration of other applicable antitrust waiting periods or receipt of other relevant antitrust clearances. As a consequence of these events, all of the conditions in the merger agreement that relate to the expiration or termination of applicable antitrust waiting periods or obtaining clearances under applicable antitrust laws have been met.

     Completion of the transaction remains subject to Hercules shareholder approval and the satisfaction or waiver of other conditions.

Additional Information

     In connection with the proposed transaction, Ashland filed a registration statement on Form S-4 (File No. 333-152911) with the SEC containing a proxy statement/prospectus. On October 6, 2008, Ashland and Hercules mailed a definitive proxy statement/prospectus to Hercules' shareholders containing information about the merger. Investors and security holders are urged to read the registration statement on Form S-4 and the proxy statement/prospectus because they contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by contacting Ashland Investor Relations at (859)815-4454 or Hercules Investor Relations at (302)594-7151, or free copies may also be obtained from Ashland's Investor Relations website at www.ashland.com/investors or Hercules' website at www.herc.com or the SEC's website at www.sec.gov.

     Hercules and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Hercules in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Hercules is also included in Hercules’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ashland and Hercules as described above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES INCORPORATED

Date: October 6, 2008	By: /s/ Israel J. Floyd
Israel J. Floyd
Corporate Secretary and General Counsel